Exhibit 99.1

News Release Republic First Bancorp, Inc. April 23, 2010

REPUBLIC FIRST BANCORP, INC. REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Philadelphia, PA, April 23, 2010 (PR Newswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic First Bank, today announced its financial results for the period ending March 31, 2010.

During the first quarter of 2010, the Company recorded a net loss of $3.9 million, or $0.37 per share, compared to a net loss of $2.4 million, or $0.23 per share, for the fourth quarter 2009.

“Our first quarter was negatively impacted by increases in reserves and charge-offs related to our loan portfolio to strengthen our balance sheet, along with increases in personnel cost required to execute our strategic plan,” said Harry D. Madonna, the Company’s Chairman and Chief Executive Officer.  “We continue to be well capitalized.”

During the first quarter of 2010, the Company announced that the merger agreement with Metro Bank had been terminated due to the uncertainty over regulatory approvals. “While we believe the merger would have accelerated our strategic plan for growth, rebranding and retail banking, we will continue our efforts to focus on positioning our organization to take advantage of the growth opportunities that will arise from the consolidation and disruption of service in the banking industry. With a strong management team in place, we have already made great strides toward the enhancement of retail banking focused relationships. We have renovated most of our existing stores and continue to seek out locations for future sites that will be customer centric to the needs of the Delaware Valley,” said Madonna.

Highlights

➢	The first quarter results include a $5.5 million provision for loan losses which reflects reserve building to bolster our balance sheet and accelerate the remix of our loan portfolio.

➢	Allowance for loan losses to gross loans increased to 2.02%

➢
Total loans outstanding decreased by 10% to $665.7 million at March 31, 2010 compared to $741.8 million at March 31, 2009 as a result of the continuing effort to reduce exposure to commercial real estate and strengthen the loan portfolio.

➢	The Company continues to reposition its balance sheet and focus on low cost deposit growth.

➢	Core deposits increased by $155.5 million, or 29%, during the twelve month period ended March 31, 2010.

➢	The cost of funds decreased to 1.38% for the first quarter 2010 compared to 2.09% for the first quarter 2009.

➢	Capital levels remain strong with a Total Risk-Based Capital ratio of 12.49% and a Tier I Leverage Ratio of 8.94% at March 31, 2010.

➢	With the addition of new talent, products, and services the Company continues to strengthen itself for competitive growth and performance.

Income Statement

The Company reported a net loss of $3.9 million, or $0.37 per share, for the three months ended March 31, 2010, compared to a net loss of $2.4 million, or $0.23 per share in the prior quarter and a net loss of $3.8 million, or $0.35 per share, for the three months ended March 31, 2009. The first quarter 2010 loss was attributable to a provision for loan losses in the amount of $5.5 million.  In addition, the Company recorded expenditures of $1.0 million associated with the termination of the merger agreement with Metro Bancorp, Inc. related to legal fees, underwriting services and other costs.

Net interest income was $7.4 million for the first quarter 2010 compared to $6.9 million for the first quarter 2009. The net interest margin increased to 3.38% for the first quarter 2010 compared to 3.23% for the first quarter of 2009.

Balance Sheet

(dollars in thousands)			%		%
	3/31/10	3/31/09	Change	12/31/09	Change
Total assets	$967,507	$911,380	6%	$1,008,642	(4%)

Total loans (net)	665,711	741,822	(10%)	680,977	(2%)

Total deposits	846,232	779,128	9%	882,894	(4%)

Total core deposits*	689,996	534,450	29%	719,319	(4%)

* Core deposits equal total deposits less public and brokered certificates of deposit

The Company’s ongoing effort to remix and strengthen its balance sheet continues to show progress. Net loans decreased to $665.7 million as of March 31, 2010, as the Company continues to reduce concentrations in the commercial real estate portfolio. Core deposits grew by 29% to $690.0 million as of March 31, 2010 compared to $534.5 million at March 31, 2009. Liquidity remained strong as the Company decreased its dependence on outside borrowings, while increasing cash and investment securities balances by $109.6 million as of March 31, 2010 when compared to March 31, 2009. These changes are the direct result of the strong growth in core deposits over that period of time.

Core Deposits

Core deposits by type of account are as follows:

(dollars in thousands)						1st Qtr 2010
			%		%	Cost of
	3/31/10	3/31/09	Change	12/31/09	Change	Funds
Demand noninterest-bearing	$138,842	$87,849	58%	$125,618	11%	0.00%
Demand interest-bearing	45,587	38,448	19%	52,919	-14%	0.67%
Money market and savings	311,792	253,101	23%	327,103	-5%	1.38%
Certificates of deposit	193,775	155,052	25%	213,679	-9%	2.11%
Total core deposits	$689,996	$534,450	29%	$719,319	-4%	1.29%

Core deposits, which exclude all public and brokered certificates of deposit, increased to $690.0 million at March 31, 2010, an increase of $155.5 million, or 29%, from March 31, 2009 and a decrease of $29.3 million, or 4%, compared to December 31, 2009. We believe core deposits are the appropriate measure of deposits gathered through our store network.

Lending

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated.

(dollars in thousands)
		% of		% of		% of
	3/31/10	Total	3/31/09	Total	12/31/09	Total

Commercial	$86,326	13%	$93,268	12%	$88,926	13%
Owner Occupied	83,500	12%	71,708	10%	85,481	12%
Total Commercial	169,826	25%	164,976	22%	174,407	25%

Consumer & Residential	21,518	3%	22,572	3%	22,359	3%
Commercial Real Estate	488,092	72%	562,708	75%	497,052	72%

Gross loans	$679,436	100%	$750,256	100%	$693,818	100%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	3/31/10	3/31/09	12/31/09
Nonperforming assets / total assets	4.94%	3.10%	3.93%
Net loan charge-offs / average total loans	2.74%	2.51%	0.46%
Allowance for loan losses / gross loans	2.02%	1.12%	1.85%
Allowance for loan losses / non-performing loans	37.37%	46.22%	49.32%
Nonperforming assets / capital and reserves	60.54%	33.28%	47.70%

Non-performing assets were $47.8 million, or 4.94% of total assets, as of March 31, 2010 compared to $39.6 million, or 3.93%, of total assets at December 31, 2009 and $28.3 million, or 3.10%, of total assets at March 31, 2009. The Company recorded a provision for loan losses of $5.5 million during the three months ended March 31, 2010, compared to a provision of $4.8 million for the quarter ended March 31, 2009. The allowance for loan losses as a percentage of total loans was 2.02% as of March 31, 2010, compared to 1.12% one year ago.

Capital

The Company’s capital regulatory ratios at March 31, 2010 were as follows:

	Republic First	Regulatory Guidelines
	Bancorp, Inc.	"Well Capitalized"
Leverage Ratio	8.94%	5.00%
Tier I Risk Based Capital	11.21%	6.00%
Total Risk Based Capital	12.49%	10.00%

Total shareholders’ equity was $65.2 million at March 31, 2010 which represented a book value per share of $6.18, based on common shares outstanding of approximately 10.6 million.

About Republic First Bank

Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twelve offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. These factors include competition, timing, credit risks of lending activities, changes in general economic conditions, price pressures on loan and deposit products, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:

Republic First Bancorp, Inc.

Contact:

Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Selected Consolidated Financial Data
(Unaudited)

			Three months ended
			%		%
(dollars in thousands, except per share amounts)	3/31/10	12/31/09	Change	3/31/09	Change

Income Statement Data:
Net interest income	$7,409	$6,960	6%	$6,858	8%
Provision for loan losses	5,500	1,000	450%	4,800	15%
Non-interest income (loss)	475	(1,205)	(139%)	652	27%
Total revenues	7,884	5,755	37%	7,510	5%
Non-interest expenses	8,405	8,555	(2%)	8,485	(1%)
Provision (benefit) for income taxes	(2,159)	(1,368)	58%	(2,015)	(7%)
Net income (loss)	(3,862)	(2,432)	59%	(3,760)	(3%)

Per Common Share Data:
Net income (loss): Basic	$(0.37)	$(0.23)	61%	$(0.35)	(6%)
Net income (loss): Diluted	(0.37)	(0.23)	61%	(0.35)	(6%)
Book Value	$6.18	$6.59		$7.19
Weighted average shares outstanding:
Basic	10,578	10,666		10,631
Diluted	10,578	10,666		10,631

Balance Sheet Data:
Total assets	$967,507	$1,008,642	(4%)	$911,380	6%
Loans (net)	665,711	680,977	(2%)	741,822	(10%)
Allowance for loan losses	13,725	12,841	7%	8,434	63%
Investment securities	183,400	192,395	(5%)	86,444	112%
Total deposits	846,232	882,894	(4%)	779,128	9%
Core deposits*	689,996	719,319	(4%)	534,450	29%
Public and brokered certificates of deposit	156,236	163,575	(4%)	244,678	(36%)
Other borrowed money	25,000	25,000	-	25,000	-
Subordinated debt	22,476	22,476	-	22,476	-
Stockholders' equity	65,182	70,264	(7%)	76,487	(15%)

Capital:
Stockholders' equity to total assets	6.74%	6.97%		8.39%
Leverage ratio	8.94%	9.36%		9.53%
Risk based capital ratios:
Tier 1	11.21%	11.89%		12.35%
Total Capital	12.49%	13.14%		13.39%

Performance Ratios:
Cost of funds	1.38%	1.63%		2.09%
Deposit cost of funds	1.22%	1.49%		2.01%
Net interest margin	3.38%	3.01%		3.23%
Return on average assets	(1.61%)	(0.97%)		(1.66%)
Return on average total stockholders' equity	(22.68%)	(13.38%)		(19.41%)

Asset Quality
Net charge-offs to average loans outstanding	2.74%	0.46%		2.51%
Nonperforming assets to total period-end assets	4.94%	3.93%		3.10%
Allowance for loan losses to total period-end loans	2.02%	1.85%		1.12%
Allowance for loan losses to nonperforming loans	37.37%	49.32%		46.22%
Nonperforming assets to capital and reserves	60.54%	47.70%		33.28%

* Core deposits equal total deposits less public and brokered certificates of deposit

Republic First Bancorp, Inc. Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	March 31, 2010			December 31, 2009			March 31, 2009

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other
interest-earning assets	$ 22,840	$ 20	0.36%	$ 101,795	$ 68	0.27%	$ 5,381	$ 3	0.23%
Securities	190,738	1,716	3.60%	127,672	1,298	4.07%	90,966	1,190	5.23%
Loans receivable	683,846	8,759	5.19%	695,391	9,385	5.35%	770,562	9,990	5.26%
Total interest-earning assets	897,424	10,495	4.74%	924,858	10,751	4.61%	866,909	11,183	5.23%

Other assets	73,516			66,143			49,574

Total assets	$ 970,940			$ 991,001			$ 916,483

Interest-bearing liabilities:

Demand non interest-bearing	$ 125,400			$ 101,446			$ 77,527
Demand interest-bearing	49,506	$ 82	0.67%	53,834	$ 92	0.68%	42,087	$ 65	0.63%
Money market & savings	307,862	1,050	1.38%	320,613	1,417	1.75%	226,663	1,101	1.97%
Time deposits	360,796	1,405	1.58%	386,616	1,730	1.78%	394,742	2,501	2.57%
Total deposits	843,564	2,537	1.22%	862,509	3,239	1.49%	741,019	3,667	2.01%

Total interest-bearing deposits	718,164	2,537	1.43%	761,063	3,239	1.69%	663,492	3,667	2.24%

Other borrowings	48,586	489	4.08%	47,476	495	4.14%	87,726	603	2.79%

Total interest-bearing liabilities	$ 766,750	$ 3,026	1.60%	$ 808,539	$ 3,734	1.83%	$ 751,218	$ 4,270	2.31%
Total deposits and
other borrowings	892,150	3,026	1.38%	909,985	3,734	1.63%	828,745	4,270	2.09%

Non interest-bearing liabilities	9,716			8,893			9,184
Shareholders' equity	69,074			72,123			78,554
Total liabilities and
shareholders' equity	$ 970,940			$ 991,001			$ 916,483

Net interest income		$ 7,469			$ 7,017			$ 6,913
Net interest spread			3.14%			2.78%			2.92%

Net interest margin			3.38%			3.01%			3.23%

The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

		Three months ended
(dollars in thousands)	3/31/10	12/31/09	3/31/09

Balance at beginning of period	$12,841	$12,644	$8,409
Provisions charged to operating expense	5,500	1,000	4,800
	18,341	13,644	13,209

Recoveries on loans charged-off:
Commercial	150	-	-
Tax refund loans	-	-	-
Consumer	-	-	-
Total recoveries	150	-	-

Loans charged-off:
Commercial	(4,766)	(803)	(4,775)
Tax refund loans	-	-	-
Consumer	-	-	-

Total charged-off	(4,766)	(803)	(4,775)

Net charge-offs	(4,616)	(803)	(4,775)

Balance at end of period	$13,725	$12,841	$8,434

Net charge-offs as a percentage of
average loans outstanding	2.74%	0.46%	2.51%

Allowance for loan losses as a percentage of
period-end loans	2.02%	1.85%	1.12%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2010	2009	2009	2009	2009

Non-accrual loans:
Commercial real estate	$36,144	$25,449	$17,997	$15,262	$14,882
Consumer and other	582	585	588	600	607
Total non-accrual loans	36,726	26,034	18,585	15,862	15,489

Loans past due 90 days or more
and still accruing	-	-	-	-	2,759
Renegotiated loans	-	-	-	-	-

Total non-performing loans	36,726	26,034	18,585	15,862	18,248

Other real estate owned	11,044	13,611	10,847	10,016	10,016

Total non-performing assets	$47,770	$39,645	$29,432	$25,878	$28,264

Non-performing loans to total loans	5.41%	3.75%	2.62%	2.12%	2.43%

Non-performing assets to total assets	4.94%	3.93%	3.09%	2.76%	3.10%

Non-performing loan coverage	37.37%	49.32%	68.03%	101.10%	46.22%

Allowance for loan losses as a percentage
of total period-end loans	2.02%	1.85%	1.78%	2.14%	1.12%

Non-performing assets/capital plus
allowance for loan losses	60.54%	47.70%	34.45%	29.63%	33.28%